SECOND AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT, dated as of the 24th day of July, 2017, to the Investment Advisory Agreement, dated as of November 3, 2015, as amended, (the “Advisory Agreement”) is entered into by and between Series Portfolios Trust, a Delaware business trust (the “Trust”), on behalf of its separate series listed on Schedule A of the Agreement, and Weiss Multi-Strategy Advisers LLC (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into an Advisory Agreement; and

WHEREAS, the parties desire to amend the Advisory Agreement to reduce the advisory fee;

NOW, THEREFORE, the parties agree as follows:
Schedule A of the Advisory Agreement is hereby superseded and replaced with Schedule A attached hereto.

Except to the extent amended hereby, the Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST	WEISS MULTI-STRATEGY ADVISERS LLC

By: /s/ John Hedrick	By: /s/ Pierce Archer
Name: John Hedrick	Name: Pierce Archer
Title: President	Title: Senior Vice President

SCHEDULE A

Series of Series Portfolios Trust	Annual Fee Rate as a Percentage of Average Daily Net Assets	Effective Date of Amendment to Investment Advisory Agreement

Weiss Alternative Balanced Risk Fund	1.50%	July 24, 2017